Exhibit 21.1

EPIQ SYSTEMS, INC.

Subsidiaries of the Company

The following is a list of our subsidiaries as of December 31, 2015.

Subsidiary	Where Incorporated	Also Doing Business As
Epiq Systems Acquisition, Inc.	New York
Epiq eDiscovery Solutions, Inc.	Delaware	Epiq eDiscovery
Epiq eDiscovery Solutions
Encore Legal Solutions, Inc.	Delaware	Epiq eDiscovery
Epiq eDiscovery Solutions
Encore Discovery Solutions
De Novo Legal LLC	Delaware	Epiq eDiscovery
Epiq eDiscovery Solutions
Epiq Document Review Solutions
Epiq Bankruptcy Solutions, LLC	New York	Epiq Strategic Communications
Epiq Systems
CasefilePRO
Hilsoft, Inc.	Pennsylvania	Hilsoft Notifications
Epiq Class Action & Claims Solutions, Inc.	Rhode Island	Epiq Corporate Services, Inc.
Epiq Class Action & Mass Tort Solutions
Legal Support Services
Litigation Support Services
Huntington Legal Advertising
Epiq Technology, LLC	Delaware
Epiq Information Technology (Shanghai) Company Limited	China
Epiq Technology, LLC	Delaware
Epiq Systems Holding B.V.	Netherlands
Epiq Systems, Ltd.	United Kingdom
Epiq Systems, Limited	Hong Kong
Epiq Systems Godo Kaisha	Japan
Epiq Systems Canada Inc.	Canada
Epiq Systems Germany GmbH	Germany
Iris Data Services, Inc.	Texas	Epiq eDiscovery Solutions
Indiris Data Services Private Limited	India
Iris Data Systems Limited	United Kingdom